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                                                                   EXHIBIT 10(l)




                                  July 2, 1996

Mr. Gerard Smith
3605 Harvard Avenue
Dallas, Texas 75205

              Re:  Consulting Services Agreement

Dear Mr. Smith:

       ErgoBilt, Inc., a newly formed Texas corporation ("Company"), intends to acquire by merger the business of BodyBilt Seating, Inc. ("BodyBilt"), and to thereafter operate BodyBilt as a wholly-owned subsidiary. In connection with such acquisition, Company desires to conduct an initial public offering of its common stock (the "IPO"). Company desires to retain you as a consultant for the purposes of preparing Company for the IPO and for its introduction to the investment and financial communities. You have agreed to provide such consulting services on the terms and conditions set forth in this letter agreement ("Letter Agreement").

       1. GENERAL SCOPE OF SERVICES. Effective as of the date of this Letter Agreement, Company shall retain you as a consultant for the purposes of providing advice and expertise on issues which directly or indirectly relate to the IPO. You will be required to render such services on an as needed basis (but as necessary to perform you duties and responsibilities hereunder) from the date of this Letter Agreement until the closing of the IPO or December 31, 1996, whichever is the first to occur. If the IPO does not close by December 31, 1996, this Letter Agreement shall be extended until March 20, 1996.

       2.     COMPENSATION.

              2.1 CONSULTING FEE. Company agrees to pay to you the sum of Seventy-Seven Thousand Five Hundred and No/100 Dollars ($77,500.00) as a consulting fee (the "Consulting Fee") hereunder. The Consulting Fee shall be paid in three (3) installments as follows. The first installment shall be due on July 31, 1996, in the sum of Thirty-Three Thousand Three Hundred Thirty-Three and 34/100 Dollars ($33,333.34). The second installment shall be due on September 1, 1996, in the sum of Thirty Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($30,833.33). The third installment shall be due on December 1, 1996, in the sum of Thirteen Thousand Three Hundred Thirty-Three and 33/100 Dollars ($13,333.33); provided, however, if the IPO closes before October 31, 1996, then the third installment shall be paid upon such closing. Company further agrees to compensate you for all personal federal, state and local income taxes incurred by you by reason of payment of the Consulting Fee to you such that the total amount of the Consulting Fees payable to you as specified herein is the net amount received by you ("Tax Indemnification"). Amounts payable to you to indemnify you for such personal income tax liability shall be paid to you upon the earlier of the closing of the IPO or December 31, 1996 as to fee earned for the period prior to December 31, 1996, and by March 31, 1997, as to fees earned for the period between December 31, 1996 and March 20, 1997.
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Mr. Gerard Smith
July 2, 1996
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       In the event the IPO has not closed by December 31, 1996, the Company will continue to retain your services through March 20, 1997, and pay you additional Consulting Fees at the rate of Ten Thousand Dollars ($10,000.00) per month, payable on the last day of each calendar month.

              2.2 BUSINESS EXPENSES. In addition to the Consulting Fees, you will be entitled to reimbursement on a monthly basis for reasonable, documented business expenses incurred with respect to your services rendered. On the date of the Closing of the IPO, you shall provide to Company a full and final accounting of all business expenses incurred. Such business expenses shall be paid with ten (10) business days following your submission of a written expense report.

              2.3 FAILURE OF IPO. You shall be entitled to receive and retain your Consulting Fee in full, expense reimbursements and taxes indemnification without regard to the success or failure of the IPO. Company may obtain a bridge loan in order to pay these obligations to you. In the event the IPO fails to close and/or bridge financing is not obtained, all amounts due you shall be paid personally by me in my individual capacity. To secure my obligations to personally pay to you the amounts due under this Letter Agreement and all other agreements between you and the Company, I hereby agree to assign to you that number of shares of SA TeleCom, owned of record or beneficially by me as set forth below. I agree to execute such other documents necessary or desirable to perfect such assignment.

       3. TERMINATION OF AGREEMENT. Our respective obligations under this Letter Agreement shall terminate in the event of your death or inability to provide services due to mental or physical disability. Upon such termination, Company shall have no further obligation to you except for accrued and unpaid Consulting Fees, expenses and Tax Indemnification at the time of termination. Additionally, if, in the opinion of the Company, you fail to render services as enumerated herein, or you terminate your services for any reason other than Permissible Termination (as defined below), prior to the IPO closing or December 31, 1996, whichever occurs first, you agree to repay any and all Consulting Fees heretofore received from Company, and in addition you agree to pay a termination penalty fee of One Hundred Thousand and No/100 Dollars ($100,000.00). This Letter Agreement shall also terminate upon our mutual agreement that efforts to continue the conduct and/otherwise close the IPO are not commercially reasonable and that your services are no longer reasonably required. In such case, you shall receive your Consulting Fee pro rated through the effective date of such termination based on a period ending December 31, 1996, plus your expenses and Tax Indemnification.

       You shall have the right to terminate your obligations under this Letter Agreement without penalty ("Permissible Termination") upon the occurrence of any of the following events: (1) the breach by the Company or me of any our respective obligations under this Letter Agreement, including the payment of any installment of the Consulting Fee or the failure to assign the asset(s) described in paragraph 2.3 above; (ii) Company's failure to obtain a written commitment from a reputable underwriter to undertake the IPO before September 1, 1996; or (iii) Company's failure to enter into a definitive written agreement with BodyBilt and its shareholder before September 1, 1996, for the acquisition by merger of BodyBilt. In the event of a Permissible Termination, you shall have the right to be paid your Consulting Fee pro rated through the termination date based on a period ending December 31, 1996, plus all business expenses incurred through such termination date and your Tax Indemnification.

       In all event of termination, you shall be entitled to receive your Consulting Fee on a net basis as described in Section 2.1 with full compensation for all personal federal, state and local income taxes incurred
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Mr. Gerard Smith
July 2, 1996
Page 3


by you, which amount shall be due within ten (10) business days of presentation of a statement evidencing the calculation of the same.

       4. Non-Disclosure. You have agreed that you shall not, directly or indirectly, for yourself or on behalf of any other person, firm, partnership, organization, corporation, or any other entity or association, reveal to any person, entity or association, any information about the Company which the Company treats as confidential or trade secrets of the Company, neither of which are generally known in the business community in which Company operates, or its customers, suppliers, employees, officers, directors, shareholders or sales force, or any confidential information or trade secrets relating to the processes, techniques, designs or pricing or business practices of the Company.

       5. Independent Contractor. It is expressly understood by the parties that you are acting as an independent contractor and are not subject to Company's control nor authorized to act as Company's agent or legal representative. This Agreement shall not act or be construed to create an employer-employee relationship, partnership, joint venture or any other agency relationship between the parties. Absent Company's prior approval, you shall have no authority or power to make any commitments of any nature whatsoever for the account of or on behalf of Company. You shall have the right to employ such personnel as you deem necessary to render services hereunder; however, such personnel shall be at your sole cost, risk and responsibility. You shall be responsible for all social security, income tax withholding, unemployment insurance, and such other amounts Company would otherwise be required to deduct and withhold from amounts payable to employees.

       If the foregoing accurately states our agreement with respect to the subject matter hereof, please execute the original and enclosed copy of this Letter Agreement. Retain the original letter for your files and return the fully executed duplicate original to me for Company's files.

                                             Very truly yours,

                                             /s/ GERALD McMILLAN
                                             -------------------------------
                                             Gerald McMillan
                                             Chairman of the Board


No. of Shares of SA TeleCom to be Pledged:  80,000 gm
                                            ---------


Accepted and Agreed:

/s/ GERARD SMITH
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Gerard Smith